Exhibit 4.20

Form of Indemnity Letter

Re: LETTER OF INDEMNIFICATION

To:
Mr. _________

Dear ___,

You have been appointed as an officer and/or director of Gilat Satellite Networks Ltd., a company organized under the laws of the State of Israel (the “Company”). The Company agrees to indemnify you pursuant to the terms and conditions herein to the fullest extent permitted by law for activities performed as an officer and/or director.

In consideration of your continuing service to the Company, the Company hereby agrees as follows:

1.                Subject to the conditions set forth in this Letter of Indemnification, the Company hereby undertakes to indemnify you to the maximum extent permitted by law for:

1.1          any financial obligation imposed on you in favor of another person by a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any act or omission (“Action”) taken or made by you in your capacity as a director, officer and/or employee of the Company;

1.2.          reasonable litigation expenses, including attorney’s fees, expended by you as a result of an investigation or proceeding instituted against you by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against you and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

1.3          all reasonable litigation expenses, including attorneys’ fees, expended by you or charged to you by a court, in a proceeding instituted against you by the Company or on its behalf or by another person, or in any criminal proceedings in which you are acquitted, or in any criminal proceedings of a crime which does not require proof of criminal intent in which you are convicted, all in respect of actions taken by you in your capacity as a director, officer and/or employee of the Company; and

1.4          expenses, including reasonable litigation expenses and attorneys' fees, incurred by you as a result of a proceeding instituted against you in relation to (A) infringements that may impose financial sanction pursuant to the provisions of Chapter H'3 under the Securities Law or (B) administrative infringements pursuant to the provisions of Chapter H'4 under the Securities Law or (C) infringements pursuant to the provisions of Chapter I'1 under the Securities Law, all in respect of actions taken by you in your capacity as a director or office holder of the Company or in your capacity as a director or office holder of any other Subsidiary; and

1.5          payments to an injured party of infringement under Section 52ND(a)(1)(a) of the Securities Law made by you in your capacity as a director or office holder of the Company or in your capacity as a director or office holder of any other Subsidiary.

The above indemnification will also apply to any Action taken by you in your capacity as a director, officer and/or employee of any other company controlled, directly or indirectly, by the Company (a “Subsidiary”) or in your capacity as a director, or observer at board of directors’ meetings, of a company not controlled by the Company but where your appointment as a director or observer results directly from the Company’s holdings in such company (“Affiliate”).

2.                The Company will not indemnify you for amounts you may be obligated to pay solely in respect of the exclusions under section 263 of the Companies Law 1999, as determined by final court decision.

3.                The Company will make available all amounts needed in accordance with paragraph 1 above when such amounts become payable by you (“Time of Indebtedness”) with respect to items referred to in paragraph 1 above, even prior to a court decision.  You agree to repay advances given to cover legal expenses in criminal proceedings if you are found guilty of a crime that requires proof of criminal intent. You further agree to repay advances if it is determined that you are not lawfully entitled to such indemnification.

As part of the aforementioned undertaking, the Company will provide security or a guarantee that you may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on your assets.

4.                You will be indemnified hereunder whether or not at the relevant Time of Indebtedness you are a director, officer or employee of the Company, a Subsidiary, or an Affiliate, provided that the obligations are in respect of Actions taken while you were such a director, officer and/or employee within the scope of your responsibilities.

5.                Actions to be indemnified hereunder pursuant to paragraph 1 shall include, but shall not be limited to:

5.1          The offering of securities by the Company and/or by a shareholder to the public and/or to private investors or the offer by the Company to purchase securities from the public and/or from private investors or other holders pursuant to a prospectus, agreements, notices, reports, tenders and/or other proceedings;

5.2          Occurrences resulting from the Company’s status as a public company, and/or from the fact that the Company’s securities were offered to the public and/or are traded on a stock exchange, whether in Israel or abroad;

5.3          Occurrences in connection with investments that the Company and/or Subsidiaries and/or Affiliates make in other corporations whether before and/or after the investment is made, entering into the transaction, the execution, development and monitoring thereof, including actions taken by you in the name of the Company and/or a Subsidiary and/or Affiliate as a director, officer, employee and/or board observer of the corporation the subject of the transaction and the like;

5.4          The sale, purchase and holding of negotiable securities or other investments for or in the name of the Company, a Subsidiary and/or an Affiliate;

5.5          Actions in connection with the merger of the Company, a Subsidiary and/or an Affiliate with or into another entity;

5.6          Actions in connection with the sale of the operations and/or business, or part thereof, of the Company, a Subsidiary and/or an Affiliate;

5.7          Without derogating from the generality of the above, actions in connection with the purchase or sale of companies, legal entities or assets, and the division or consolidation thereof;

5.8          Actions relating to the operations and management of the Company, Subsidiaries and/or Affiliates;

5.9          Actions relating to agreements and transactions of the Company, Subsidiaries and/or Affiliates with others, including, for example: customers, suppliers, contractors, etc.;

5.10          Actions concerning the approval of transactions of the Company with officers and/or directors and/or holders of controlling interests in the Company;

5.11          Monetary liabilities to third parties relating to the return of loans;

5.12          Actions taken in connection with labor relations and/or employment matters in the Company, Subsidiaries and/or Affiliates and trade relations of the Company, Subsidiaries and/or Affiliates, including with employees, independent contractors, customers, suppliers and service providers;

5.13          Actions in connection with the testing of products developed by the Company, Subsidiaries and/or Affiliates or in connection with the distribution, sale, license or use of such products;

5.14          Actions taken in connection with the intellectual property of the Company, Subsidiaries and/or Affiliates, and its protection, including the registration or assertion of rights to intellectual property and the defense of claims related to infringement, ownership, and use of intellectual property;

5.15          Actions taken pursuant to, or in accordance with, the policies and procedures of the Company, Subsidiaries and/or Affiliates, including but not limited to implementation relating to the Sarbanes Oxley Act, whether or not such policies and procedures are published.

5.16          Representations and warranties made in good faith in connection with the business of the Company, Subsidiaries, and Affiliates.

6.                The Company will not indemnify you for any liability with respect to which you have received payment under coverage of an insurance policy or another indemnification agreement.  The Company will indemnify you for amounts which are in excess of the amounts actually paid to you pursuant to any such insurance policy or other indemnification agreement (including deductible amounts not covered by insurance policies).

7.                The total amount of Indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall not exceed an amount equal to US$20,000,000.

8.                The Company will be entitled to any amount collected from a third party in connection with liabilities indemnified hereunder.

9.                In accordance with applicable law and the terms and conditions of this Letter of Indemnification, the Company will indemnify you in accordance with the following:

9.1          You shall promptly notify the Company in writing of any legal proceedings initiated against you and of all possible or threatened legal proceedings without delay following your first becoming aware thereof, and you shall deliver to the Company, or to such person as it shall advise you, all documents you receive in connection with these proceedings.

9.2          Other than with respect to proceedings that have been initiated against you by the Company or in its name, the Company shall be entitled to undertake the conduct of your defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to you.

Notwithstanding the foregoing, in the case of a reasonably likely conflict of interest between you and the Company, Affiliates and/or Subsidiaries (referred to as a “Conflict Situation”), you will be entitled to appoint an attorney of your own to represent you in such proceedings. Your attorney shall be fully updated on the defense proceedings, and the Company shall cooperate with your attorney. The Company shall indemnify you for all reasonable expenses you incur in connection with engaging such attorney.

Additionally, if you are no longer affiliated with the Company, Affiliates and/or Subsidiaries at the Time of Indebtedness, and there is no reasonably likely conflict of interest between you and the Company, then you and the Company shall discuss and agree to the manner of your representation in such matter.

Except in the event of a Conflict Situation and as otherwise may be agreed by you and the Company, the Company shall be entitled to conclude such proceedings, in its discretion, including by way of settlement.  You agree to execute all documents reasonably required to enable the Company to conduct your defense, and to represent you in all matters connected therewith.

In the case of criminal proceedings, the Company will not have the right to plead guilty on your behalf or to agree to a plea-bargain on your behalf without your written consent.  Furthermore, in a civil proceeding (whether before a court or as a part of a compromise arrangement), where a Conflict Situation exists, the Company will not have the right to admit to any Actions without your written consent.  In a civil proceeding (whether before a court or as a part of a compromise arrangement), where no Conflict Situation exists, the Company will not have the right to admit to any Actions that are not indemnifiable pursuant to this Letter of Indemnification and/or pursuant to law, without your written consent.

However, this will not prevent the Company from coming to a financial arrangement with a plaintiff in a civil proceeding without your consent, provided that such arrangement does not include an admission of an Action.

9.3          You agree to cooperate in good faith with the Company as may be required during any such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto.

9.4          The Company will have no liability or obligation pursuant to this Letter of Indemnification or the above resolutions to indemnify you for any expenses or damages pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding, unless the Company has given advance written approval for such compromise or settlement.

10.              The Company hereby exempts you, to the fullest extent permitted by law, from any liability for damages caused as a result of a breach of your duty of care to the Company, provided that in no event shall you be exempt (i) with respect to any Actions listed in paragraph 2 above or (ii) from liability for damages resulting from transactions in which the Company’s controlling shareholder or an office holder of the Company have personal interest.

11.              For the avoidance of doubt, it is hereby clarified that nothing contained in this Letter of Indemnification or in the above resolutions derogates from the Company’s right to indemnify you post factum for any amounts which you may be obligated to pay as set forth in paragraph 1 above.

12.              If all or part of any undertaking contained herein is held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability will not affect any of the other undertakings which will remain in full force and effect.  Furthermore, if such invalid or unenforceable undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such undertakings will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

13.              This Letter of Indemnification and the agreement herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

14.              This Letter of Indemnification cancels and supersedes any preceding letter of indemnification that may have been issued to you.

This letter is being issued to you pursuant to a resolution adopted by the Audit Committee, Board of Directors and General Meeting.

Very truly yours,
Gilat Satellite Networks Ltd.

By:          _______________
Name:     ___________
Title:       CEO

By:          _______________
Name:     ___________
Title:       CFO

Please sign and return the enclosed copy of this letter to acknowledge your agreement to the contents hereof.

Date: _______________
____________________
Name:   _____________